Consulting For Product Marketing Agreement


              This Agreement is made effective as of July 15, 2001,
                                by and between:

                   View Systems, Inc., of Baltimore, MD 21223
                                       &
                   Nixel Holdings, LLC of Towson, MD 21286

In this Agreement, the party who is contracting to receive services shall be referred to as "View", and the party who will be providing the services shall be referred to as "Nixel".

Nixel has a background in marketing and advertising with expertise in the dissemination of information about new products and developing markets therefor.

View desires to have services provided by Nixel.

Therefore, the parties agree as follows:

     1. DESCRIPTION OF SERVICES. Nixel has been performing and shall perform the following services for View: Corporate Development and Business Consulting.

     2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Nixel shall be determined by Nixel. View will rely on Nixel to work as many hours as may be reasonably necessary to fulfill Nixel's obligations under this Agreement. Nixel will report to Gunther Than during this engagement.

     3. PAYMENT. View grants Nixel warrants to purchase shares of common stock in View at an exercise price of $.25 per share. These warrants may be exercised at any time from the date of this agreement to 1 year thereafter. View agrees to register for resale, at its expense, the shares issuable upon exercise of the warrants. This registration obligation includes View's obligation to (i) use its best efforts to register or qualify the shares acquired upon exercise of the warrants for offer or sale under state securities or blue sky laws of such jurisdictions as Nixel shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable Nixel to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to Nixel and prospectus included in any such registration statement, and all amendments and supplements to such documents in each case as soon available an in such quantifies as Nixel may from time to time reasonably request.

     4. NEW PROJECT APPROVAL. Nixel and View recognize that Nixel's Services will include working on various projects for View. Nixel shall obtain the approval of View prior to the commencement of a new project.

     5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days notice to the other party.

     6. RELATIONSHIP OF PARTIES. It is understood by the parties that Nixel is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Nixel.

     7. DISCLOSURE. Nixel is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

      - a product or product line of View
      - a manufacturing process of View
      - a customer or potential customer of View
      - a product or system design of View
      - a distributor, reseller or OEM of View

     8. INDEMNIFICATION. Nixel agrees to indemnify and hold View harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against View that result from the acts or omissions of Nixel, Nixel's employees, if any, and Nixel's agents.

     9. ASSIGNMENT. Nixel's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

     10. NONSOLICITATION. During the term of this Agreement, and for 12 months thereafter, Nixel shall not solicit or hire View's employees to work for it, nor shall he solicit View's customers to sell products substantially similar to View's products. During the term of this Agreement, and for 12 months thereafter, Nixel shall not compete, directly or indirectly with View, in producing, selling and distributing products that are substantially similar to View's products.

     11. CONFIDENTIALITY. View recognizes that Nixel has and will have the following information:

      - inventions
      - products
      - prices
      - costs
      - discounts
      - future plans
      - business affairs
      - trade secrets
      - technical information
      - customer lists
      - product design information
      - copyrights

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of View and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Nixel agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for Nixel's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of View. Nixel will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

     12. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Nixel has disclosed (or has threatened to disclose) Information in violation of this Agreement, View shall be entitled to an injunction to restrain Nixel from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

     13. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

     14. RETURN OF RECORDS. Upon termination of this Agreement, Nixel shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Nixel's possession or under Nixel's control and that are View's property or relate to View's business.

     15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:
View Systems, Inc.
Gunther Than, President
9693 Gerwig Lane, Suite O
Columbia, Maryland 21046

IF for Nixel:

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Such  address  may be  changed  from time to time by either  party by  providing written notice to the other in the manner set forth above.

     16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

     18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland.

Party receiving services:
View Systems, Inc.



By:      /S/ Gunther Than
         ____________________________________________________
         Gunther Than
         President



Party providing services:

Nixel Holdings, LLC

/S/ Timothy Rieu
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